Filed Pursuant to Rule 424(b)(2)

Registration No. 333-132890

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated May 30, 2008
and Prospectus dated April 26, 2006)

102,000 Shares

Common Stock

Pursuant to an Equity Distribution Agreement dated May 30, 2008 between NorthStar Realty Finance Corp. (the “Company”), NorthStar Realty Finance Limited Partnership and Wachovia Capital Markets, LLC (“Wachovia”), during the three months ended June 30, 2008 the Company sold, through Wachovia, as agent (the “Agent”) of the Company, an aggregate of 102,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to ordinary brokers’ transactions on the New York Stock Exchange.

Gross Proceeds to Company	$1,028,084.34
Commission to Agent	$25,702.10
Net Proceeds to Company (1)	$1,002,346.48

On June 30, 2008, the closing price of the Company’s Common Stock on the New York Stock Exchange was $8.32.

(1) Excludes SEC filing fees and wire fees.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, dated April 26, 2006 and the prospectus supplement, dated May 30, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wachovia Securities

The date of this prospectus supplement is August 8, 2008.